Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14D-9

(Amendment No. 1)

Solicitation/Recommendation Statement Under
Section 14(d)(4) of the Securities Exchange Act of 1934

SIGNALSOFT CORPORATION
(Name of Subject Company)

SIGNALSOFT CORPORATION
(Name of Persons Filing Statement)

Common Stock, $0.001 Par Value
(Title of Class of Securities)

82668M 10 2
(CUSIP Number of Class of Securities)

Andrew M. Murray
Senior Vice President of Finance
SignalSoft Corporation
5665 Flatiron Parkway
Boulder, Colorado 80301
(303) 381-3000
(Name, address and telephone number of person authorized
to receive notices and communications on behalf of the persons filing statement)

With a copy to:
J. Gregory Holloway
Holme Roberts & Owen LLP
90 South Cascade Avenue, Suite 1300
Colorado Springs, Colorado 80903-1615
(719) 473-3800

☐    Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

This Amendment No. 1 to Schedule 14D-9 amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 originally filed by SignalSoft Corporation on June 11, 2002. Except as otherwise indicated, the information set forth in the original Schedule 14D-9 remains unchanged. Capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 14D-9.

Item 9.    Exhibits.

Item 9 is hereby amended and supplemented by adding the following thereto:

Exhibit No.	Description
(a)(11)	Press Release of Openwave Systems Inc. dated July 11, 2002*

*	Incorporated by reference to Schedule TO/A filed by Sapphire Acquisition Corp. and Openwave Systems Inc. on July 11, 2002.

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SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNALSOFT CORPORATION

Dated:	July 11, 2002	By	/S/ DAVID A. HOSE
David A. Hose President, Chief Executive Officer and Chairman of the Board of Directors

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INDEX TO EXHIBITS

Exhibit No.	Description
(a)(11)	Press Release of Openwave Systems Inc. dated July 11, 2002*

*	Incorporated by reference to Schedule TO/A filed by Sapphire Acquisition Corp. and Openwave Systems Inc. on July 11, 2002.